Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ELIZABETH ARDEN, INC.
a Florida corporation

ELIZABETH ARDEN, INC., a Florida corporation (the “Corporation”), pursuant to the authority contained in the Florida Business Corporation Act, Chapter 607 of the Florida Statutes (the “FBCA”), hereby certifies that:

FIRST: The Corporation is named Elizabeth Arden, Inc. and was incorporated in the State of Florida on September 28, 1960.  These Second Amended and Restated Articles of Incorporation amend, restate and supersede in their entirety any and all prior Articles of Incorporation, as amended, of the Corporation (including, without limitation, any Articles of Amendment, Certificates of Designation or similar instruments thereto) filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Second Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in connection with the merger of the Corporation and RR Transaction Corp., a Florida corporation, pursuant to a plan of merger under Section 607.1101 of the FBCA in the manner and by the vote required by the FBCA.

ARTICLE I
NAME

The name of the Corporation is:  Elizabeth Arden, Inc.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The address of the principal office and mailing address of the Corporation is c/o Akerman LLP, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, Attn: Philip B. Schwartz.

ARTICLE III
PURPOSE

The Corporation is organized for the purpose of transacting any and all lawful business.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue One Thousand (1,000) shares of common stock, par value $0.01 per share.  Each issued and outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.

ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT

The name of the registered agent and the street address of the registered office of the Corporation are:  NRAI Services, Inc., 515 East Park Avenue, Tallahassee, FL 32301.

ARTICLE VI
INDEMNIFICATION

Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorneys’ fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

Section 2. Advances. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 1 of this Article VI in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article VI, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

Section 3. Savings Clause. If this Article VI or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article VI that has not been invalidated and to the fullest extent permitted by law.

ARTICLE VII

The Corporation shall not be subject to Section 607.0901 (Affiliated Transactions) or to Section 607.0902 (Control-Share Acquisitions) of the Florida Business Corporation Act.

IN WITNESS WHEREOF, Elizabeth Arden, Inc. has caused the Second Amended and Restated Articles of Incorporation to be signed on this 7th day of September, 2016.

ELIZABETH ARDEN, INC.

By:	/s/ Oscar Marina
Name:	Oscar Marina
Title:	Authorized Signatory

[Signature Page to Articles of Incorporation of Elizabeth Arden, Inc.]